Exhibit 99.1

DarkPulse, Inc. Joins Utah State University’s Advancing Sustainability through Powered Infrastructure for Roadway Electrification (ASPIRE) NSF Engineering Research Center

DarkPulse joins the ASPIRE National Science Foundation (NSF) ERC headquartered at USU with an eye toward building electrified “Smart” roadways.

NEW YORK, NY and HOUSTON, TX – November 10, 2022 – DarkPulse, Inc. (OTC Markets: DPLS) (“DarkPulse” and the “Company”), a technology company focused on the utilization of laser sensing systems based on its patented BOTDA dark-pulse sensor technology (the “DarkPulse Technology”) that provides a data stream of critical metrics for assessing the structural health and security of infrastructure, today announced it has become a member of Utah State University’s ASPIRE NSF Engineering Research Center. Additionally, the Company’s CEO will serve on ASPIRE’s Policy Committee.

“ASPIRE is delighted to welcome DarkPulse as a member of our Industry and Innovation board,” said Regan Zane, Director of the ASPIRE Center. “We look forward to collaborating with them on future projects and pilots.”

Electrified roadways bring power to electric vehicles without the need for large, heavy battery packs while extending vehicle range. Harnessing the power of inductive wireless power transfer, electric vehicles can charge as they drive over electric coils embedded in the roadway. Energy flows from the coils to a receiver mounted to the underside of the vehicle, providing safe, wireless power even at highway speeds.

Dynamic charging allows Electric Vehicles to operate for longer times and distances without stopping for recharging. Additionally, EVs equipped with wireless charging technology will have substantially smaller batteries reducing both cost and weight of the vehicle resulting in improved environmental impacts, lower vehicle costs, longer ranges and greater electric vehicle adoption.

ASPIRE is a current leader on several electrified roadway pilots across the country, including ones in Indiana, Florida, and Utah. These pilots are the initial steps to eventually provide wireless charging on the interstate highways to enable battery-electric, long-haul freight movement across the US.

“DarkPulse has created a team based in the US and UK to advance dynamic charging systems with our BOTDA sensing systems. These combined systems create Smart Road™ technologies capable of dynamic charging while also monitoring the structural health of bridges and roadways. Joining the team at ASPIRE and their more than 50 industry partners brings DarkPulse into the fold for roadway electrification,” said DarkPulse Chairman and CEO, Dennis O’Leary. “We believe electrification of roadways is an important component of smart cities playing a critical role in both the adoption of sustainable transportation such as EV’s and the decarbonization of our planet. I look forward to working as both a partner of ASPIRE and a member of the Policy Committee helping shape current regulatory policies to help aid in the adoption of electrified roadways.”

About DarkPulse, Inc.

DarkPulse, Inc. uses advanced laser-based monitoring systems to provide rapid and accurate monitoring of temperatures, strains and stresses allowing for advanced structural monitoring of infrastructure. The Company’s technology excels when applied to live, dynamic critical infrastructure and structural monitoring, including bridges & roadways, buildings, pipeline monitoring, perimeter and structural health monitoring, aircraft structural components and mining safety. The Company's fiber-based monitoring systems can assist markets that are not currently served, and its unique technology covers extended areas and any event that is translated into the detection of a change in strain or temperature. In addition to the Company’s ongoing efforts with respect to the marketing and sales of its technology products and services to its customers, the Company also continues to explore potential strategic alliances through joint venture and licensing opportunities to further expand its global market position.

For more information, visit www.DarkPulse.com

About ASPIRE

The ASPIRE Engineering Research Center was launched in September, 2020 with a $50 million, 10-year grant from the National Science Foundation with its main purpose to support widespread adoption of electric transportation through developing technologies and clearing barriers leading to low cost, ubiquitous charging infrastructure. One of the key aspects of the ASPIRE research portfolio is dynamic wireless power transfer, a research and development area where ASPIRE and it core partner universities have led advances for many years. The ASPIRE university partners (Utah State University, Purdue University, University of Colorado Boulder, The University of Texas at El Paso, and University of Auckland, New Zealand) are joined by more than 60 industry, government, and non-profit members from all sectors of the electric transportation ecosystem. For more information, visit aspire.usu.edu.

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Safe Harbor Statement

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Media contacts:

DarkPulse, Inc.

media@DarkPulse.com

ASPIRE

Sydney Dahle

sydney.dahle@usu.edu

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